Exhibit 10.20

CHRYSLER GROUP LLC

Performance and Leadership Management Award Plan

Section 1. Purpose. The purpose of the Performance and Leadership Management Award Plan (the “PLM Award Plan”) of Chrysler Group LLC (the “Company”) is to provide an annual bonus award opportunity to eligible employees based on the achievement of annual financial performance goals and the eligible employee’s individual performance and leadership.

Section 2. Award Administration. The Senior Vice President, Human Resources, of the Company (the “Administrator”) shall be responsible for the administration of the PLM Award Plan. The Administrator shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the PLM Award Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and/or its equity security holders, to interpret the PLM Award Plan and to make all other determinations necessary or advisable for the administration and interpretation of the PLM Award Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Administrator pursuant to the provisions of the PLM Award Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto. The Administrator may consult with legal counsel and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Administrator shall have sole discretion to determine which legal counsel and other advisors to retain. The Administrator may delegate his or her authority to managers of the Company, subject to such terms as the Administrator shall determine.

Section 3. Participation. All salaried employees of the Company are eligible to receive awards under the PLM Award Plan, except for the following employees: (i) employees who participate in any other variable compensation plans of the Company, including but not limited to, the Fleet Sales Variable Compensation Plan, any sales bonus plans, and any country-specific bonus plans; (ii) salaried employees who are hired or reinstated from layoff or leave of absence (which commenced prior to January 15 of the applicable performance year) after November 15 of the applicable performance year; and (iii) salaried employees who worked fewer than 30 days during the applicable performance year. Employees eligible to participate in the PLM Award Plan are referred to herein as “Participants”.

Section 4. Awards

(a) Performance Criteria. On or about the commencement of each fiscal year of the Company, or other period as designated by the Compensation and Leadership Development Committee (the “Committee”) (each such period, a “Performance Period”), or such other date as may determined by the Committee, the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus award for such Performance Period. Unless otherwise determined by the Committee, it is anticipated that the performance objective(s) will include Company and individual performance metrics, weightings, and goals, in each case, deemed appropriate by the Committee.

(b) Target Awards. On or about the commencement of each Performance Period, or such other date as may determined by the Committee, the Committee shall establish individual target award ranges, generally expected to be expressed as a percentage of the Participant’s annual base salary based on the Participant’s “Compensation Category” (a “target award percentage”), that may be earned by the Participant in connection with the achievement of the performance goals established by the Committee in accordance with Section 4(a). The Administrator or his or her delegate will determine the specific target award percentage that will be applicable to Participant from the individual target award ranges determined by the Committee to be applicable to such Participant’s Compensation Category. Such determination will be subject to the approval of the Company’s Chief Executive Officer for target award percentages applicable to members of the Company’s Senior Leadership.

(c) Determination of Award Amounts. Unless otherwise determined by the Committee, the amount earned by each Participant in respect of each Performance Period shall be determined by the Committee in its sole and absolute discretion, based on the target award percentage, and the actual achievement of Company performance and individual performance. It is anticipated that the following guidelines will be followed in determining the amount of a Participant’s award:

(i) The calculation of the award amount will be based on the Participant’s base salary rate in effect for each month of the Performance Period.

(ii) If the Participant held positions in more than one “Compensation Category” during the Plan year, and therefore had more than one target award percentage, the Participant’s target award percentage shall be applied on a prorated basis for period of service performed by the Participant in each “Compensation Category”.

(iii) Awards will be prorated for the number of months of active employment if a Participant is hired, reinstated from layoff or non-eligible leave of absence, or transferred from non-eligible status during the applicable Performance Period. The first month of salaried employment status will be included in the proration provided that the qualifying action occurred before the 15th of the month.

(d) Termination of Employment. Unless otherwise determined by the Committee in its sole discretion, if a Participant’s employment terminates for any reason prior to payment of the Participant’s bonus, such Participants shall forfeit all rights to any and all awards which have not yet been paid under the PLM Award Plan; provided that if a Participant’s employment terminates as a result of the Participant’s death, the Participant’s beneficiary shall be entitled to the bonus (if any is awarded to the Participant), prorated for the months of active employment by the Participant during the Performance Period; provided further that if a Participant’s employment terminates as a result of the Participant’s voluntary retirement from active status on or after the end of the Performance Period, the Participant shall be entitled to the bonus (if any is awarded to the Participant). Notwithstanding the foregoing, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, the Administrator, in his or her discretion, may waive any forfeiture pursuant to this Section 4(d) in whole or in part.

(e) Discretion. Notwithstanding anything else contained in Section 4(a) through (d) to the contrary, the Committee shall have the right, in its absolute discretion, to increase, reduce or eliminate the amount otherwise payable to any Participant under Section 4(a) through (d) based on any factors that the Committee, in its discretion, shall deem appropriate.

Section 5. Payment

(a) Payment Date and Form. Payment shall be made in compliance to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless the Administrator shall otherwise determine, amounts awarded to a Participant under the PLM Award Plan shall be paid to the Participant as soon as practicable following completion of the financial audit for the Performance Period and the Committee’s determination of the amount awarded to the Participant. All payments under the PLM Award Plan shall be in the form of cash.

(b) Offset. Unless otherwise determined by the Administrator, any amounts awarded to a Participant under the PLM Award Plan shall be reduced by any outstanding debt owed by the employee to the Company or any of its affiliates, where permitted by law (including, but not limited to, any debt owed in respect of any tax equalization payments).

Section 6. Amendment and Termination. The Committee may at its discretion at any time and from time to time alter, amend, suspend, or terminate the PLM Award Plan, whether or not such alteration, amendment, suspension, or termination may have adverse consequences to the Participants.

Section 7. Miscellaneous Provisions

(a) No Guarantee of Employment or Participation. Nothing in the PLM Award Plan shall interfere with or limit in any way the right of the Company or any affiliate of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any such affiliate.

(b) Non-alienation of Benefits. Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant’s interest under the PLM Award Plan. The provisions of the PLM Award Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries; heirs, executors, administrators or successors in interest.

(c) Tax Withholding. The Company or any affiliate of the Company shall have the power to withhold, or require a Participant to remit to the Company or such affiliate promptly upon notification of the amount due, an amount (in cash or other compensation payable to the Participant) sufficient to satisfy the statutory minimum federal, state, local and foreign withholding tax requirements with respect to any bonuses awarded under the PLM Award Plan.

(d) Governing Law. The PLM Award Plan, and all agreements hereunder, shall be governed by and construed in accordance with the law of the State of Michigan, regardless of the law that might be applied under principles of conflict of laws.

(e) Freedom of Action. Nothing in the PLM Award Plan or any agreement entered into pursuant to the PLM Award Plan shall be construed as limiting or preventing the Company or any affiliate of the Company from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.